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                                                                      Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated and the basis for the calculation of such ratios.

                                                 December 31,                 Sept. 30,
                                --------------------------------------------  ---------
                                 1997      1998      1999     2000     2001     2002
                                ------    ------    ------   ------   ------  ---------
Net income ....................  (1,506)  (1.028)    1,288     (397)   3,035    4,573
Provision for income taxes ....    (724)    (468)    1,258      550    2,095    2,357
Income before income taxes ....  (2,230)  (1.496)    2,546      153    5,130    6,930

Total fixed charges ...........   5,023    4,934    17,272   21,024   19,070   11,046

Total earnings ................   2,793    3,438    19,818   21,177   24,200   17,976

Ratio of earnings to fixed
charges .......................    0.56     0.70      1.15     1.01     1.27     1.63